Exhibit 1.3

AMENDED AND RESTATED RULES OF PROCEDURE

FOR THE BOARD OF MANAGING DIRECTORS AND EXECUTIVE COMMITTEE OF

LUXEXPERIENCE B.V.

In accordance with article 16.2 of the articles of association (the “Articles of Association”) of LuxExperience B.V. (the “Company”) and based on the resolution of the supervisory board of the Company (the “Supervisory Board”) dated 7 May, 2025, the following rules of procedure (the “Rules”) for the board of managing directors of the Company (the “Management Board”) and executive committee of the Company (the “Executive Committee”) shall apply. These Rules are complementary to (i) the provisions regarding the Management Board contained in applicable law and regulations, including, when applicable, the principles of good governance and best practice provisions as contained in the Dutch Corporate Governance Code and the NYSE listing standards and (ii) the Articles of Association.

§ 1

General Provisions

1.

The managing directors are collectively responsible for the continuity of the Company and its direct and indirect subsidiaries (the “LuxExperience Group”) and the business affiliated with it. The Management Board and Executive Committee focus on sustainable long-term value creation for the Company and the business affiliated with it, and take the stakeholder interests that are relevant in this context into account. The Management Board adopts values for the Company and the business affiliated with it that contribute to a culture focused on sustainable long-term value creation, and is responsible for the incorporation and maintenance of these values within the Company. The Management Board supported by the Executive Committee and in coordination with the Supervisory Board shall develop the Company’s strategic approach and shall regularly discuss the current state of the implementation thereof with the Supervisory Board.

2.	The Management Board and Executive Committee shall cooperate with the other bodies of the Company for the Company’s best interest.
3.

The Management Board shall ensure that the Company complies with all provisions of applicable law, regulations and LuxExperience Group’s internal policies and shall endeavour to achieve respective compliance by the LuxExperience Group companies. The Management Board shall take care to introduce appropriate measures reflecting the Company’s risk situation (Compliance Management System) and disclose the main features of those measures. The Management Board shall ensure appropriate risk management and risk controlling in the Company.

4.

The Management Board is responsible for setting up and maintaining internal procedures to ensure that it and the Supervisory Board are kept abreast of all important financial information, in order to safeguard timely, complete and accurate external financial reporting. In connection with this, if applicable, the Management Board ensures that the financial information from subsidiaries of the Company, if any, is reported directly to it and that the integrity of the information is safeguarded.

5.

The Management Board has appointed senior managers within the LuxExperience Group to support the Management Board in the fulfilment of its managerial duties. The collective of the Management Board and these senior managers is known as the Executive Committee.

6.	The Management Board and Executive Committee shall be guided by the interests of the Company and the business affiliated with it, taking into consideration the interests of the Company’s stakeholders.
7.

Notwithstanding the foregoing, the rights and obligations of the Management Board under Dutch law, the Articles of Association and the Dutch Corporate Governance Code, remain in full force and effect with respect to the Management Board exclusively in such capacity. The Management Board shall therefore remain accountable for the actions and decisions of the Executive Committee and have ultimate responsibility for the Company’s external reporting and reporting to the shareholders of the Company, including providing the general meeting of shareholders with information, and other issues specifically designated to the Management Board by Dutch law.

8.	When appointing the Company’s executives, including members of the Executive Committee, the Management Board shall consider the principle of diversity as required under Dutch Law.

§ 2

Management Board and Executive Committee

1.

The Management Board shall be composed of one (1) or more managing directors. The number of managing directors shall be determined by the Supervisory Board in accordance with the Articles of Association. The managing directors are appointed by the corporate body of the Company formed by the shareholders and other holders of a meeting right, on the basis of a binding nomination by the Supervisory Board. The majority of the managing directors in office shall be German resident.

2.	The members of the Executive Committee are appointed, suspended and dismissed by the Management Board, following consultation with the Supervisory Board.
3.

The managing directors shall bear joint responsibility for the Company’s management. They shall work together collegially and shall keep the Management Board informed about all material business transactions and measures adopted in their respective areas of responsibility.

4.

Notwithstanding the joint responsibility of the managing directors for the management of the Company and the duty to inform the Management Board as set out in the preceding provision, each managing director shall be individually responsible for the areas allocated to him or to her in accordance with the Division of Duties (as defined below) or other resolutions of the Management Board.

§ 3

Business Responsibility

1.	Subject to the provisions in Section 5, the Management Board may determine to divide certain duties and responsibilities to specific managing directors in writing (the “Division of Duties”).
2.

Any resolution on the introduction, any amendments or the revocation of the Division of Duties shall require the approval of all managing directors entitled to vote. If a unanimous decision of the Management Board cannot be obtained, the Supervisory Board may take such decision. The Supervisory Board shall be immediately informed about the introduction, amendment or revocation of a Division of Duties and shall be authorized to ratify or disapprove such introduction, amendment or revocation.

3.

Each managing director shall be obliged, in the event a serious concern regarding a matter of another business area arises, to ensure that such matter is discussed by the Management Board at a meeting, unless such concerns can be resolved by discussion with the other managing directors or the CEO (as defined below).

4.

Each managing director shall, at any time, be entitled to demand information from the other managing directors on individual matters relating to the areas for which he or she bears no responsibility. The Management Board shall be regularly informed about developments in the individual business areas and departments as set out in the Division of Duties by the respective managing directors. Insofar as the measures and business activities from one area of responsibility also substantially affect the area of responsibility of another managing director, the managing directors in charge of these areas shall consult with each other in advance.

5.

The Management Board develops a view on sustainable long-term value creation by the Company and the business affiliated with it and should develop a strategy which will take the following into account:

a)	the strategy’s implementation and feasibility;
b)	the business model applied by the Company and the market in which the Company and its affiliated enterprise operate;
c)	opportunities and risks for the Company;
d)	the Company’s operational and financial goals and their impact on its future position in relevant markets;
e)	the interests of the stakeholders; and
f)

any other aspects relevant to the Company and its affiliated enterprise, such as the environment, social and employee-related matters, the chain within which the enterprise operates, respect for human rights, and fighting corruption and bribery.

6.	The Management Board ensures that internal risk management and control systems are in place.
7.	The Management Board stimulates a culture of openness and accountability within the Management Board and between the Management Board and the Supervisory Board.

§ 4

Transactions Requiring a Resolution of the Management Board

1.	The Management Board shall decide on the following matters:
a)	the strategic approach of the Company, the intended business policy and other fundamental issues of the business planning;
b)	the budget plan for the following year, which is to be presented by the Management Board to the Supervisory Board by the end of the preceding financial year;
c)	the preparation of the Management Board’s reporting to inform the Supervisory Board and of the quarterly and semi-annual reports as required by applicable capital market laws;
d)	all measures and transactions, which also require the Supervisory Board’s approval;
e)	all measures relating to a business area that is of extraordinary importance to the direct and indirect subsidiaries of the Company or involving an extraordinary economic risk;
f)	entering into new lines of business or discontinuing existing lines of business;
g)	investments with a total value exceeding an amount as determined by the Management Board;
h)	acquisitions or sales of interests or holdings;
i)	any capital market activity;
j)	transactions which are not included in the business plan of the company and which in the individual case exceed an amount as determined by the Management Board;
k)	conclusion of new contractual obligations with third parties, unless the contractual obligation is in the ordinary course of business of the Company or falls within the budget plan;
l)	the issuance of the compliance statement in the Company’s annual report in accordance with the Dutch Corporate Governance Code;
m)

the preparation of the consolidated and unconsolidated financial statements (including the management report) as well as comparable reports issued by the company voluntarily or based upon applicable capital market rules;

n)	convening a meeting of the shareholders and other holders of a meeting right and the Management Board’s proposals for resolutions to be dealt with and voted on therein; and
o)	matters for which any managing director has requested a resolution by the Board.
2.

The Management Board may decide that the matters referred to in this Section under g) and j) only require its approval if a certain monetary threshold involved exceeds a certain value that has been determined by the Management Board and reported to the Supervisory Board in writing. The Management Board may decide that authority to approve such matters below the applicable threshold may be delegated to an officer, manager or other employee.

§ 5

CEO and CFO

1.

The Supervisory Board may grant to one managing director the title of CEO (the “CEO”) and to one managing director the title of CFO. In case a managing director has been granted the title of CEO, the following rules in this Section 5 shall apply.

2.

The CEO shall be the chairperson of the Management Board and the Executive Committee. He or she shall ensure the proper functioning of the Management Board and Executive Committee. The CEO gives attention to the uniformity of the management within the Management Board and Executive Committee. He or she is entitled, at any time, to demand information from the managing directors and the Executive Committee members on individual matters relating to the areas for which they bear responsibility pursuant to the Division of Duties, and may decide that he or she shall be informed in advance about certain transactions and certain types of transactions. In case of absence of the CEO, the CFO shall act as deputy chairperson.

3.

The CEO shall lead and organize the collaboration of the Management Board with the Supervisory Board. He or she shall maintain regular contact with the Supervisory Board and shall be responsible for fulfilling the reporting duties vis-à-vis the Supervisory Board. He or she shall inform the chairperson of the Supervisory Board promptly about any acts, actions and measures requiring the prior written approval of the Supervisory Board. All managing directors shall support the CEO in fulfilling his or her duties.

4.	The CEO shall determine the rules under which the managing directors shall represent each other during any absence.

§ 6

Meetings and Resolutions of the Management Board and the Executive Committee

1.

The Management Board shall meet on a regular basis being at least once a month and also whenever one or more of its managing directors request a meeting. Each managing director is authorized to convene a meeting of the Management Board in writing, specifying the topics to be discussed. Such convocation shall take place no later than one (1) day prior to the day of the Management Board meeting.

2.

In principle, the Executive Committee shall meet on a regular basis, being at least once per quarter and also whenever one or more managing directors request a meeting. Each managing director who is a German resident is authorized to convene a meeting of the Executive Committee in writing, specifying the topics to be discussed. Such convocation shall take place no later than one (1) day prior to the day of the Executive Committee meeting.

3.

Management Board meetings are generally held at the offices of the Company, but may take place elsewhere, as decided by the CEO. In addition, meetings may be conducted by telephone or via videoconferencing facilities provided that each managing director taking part in such meeting is able to hear the deliberations and can be heard by the other managing directors and no managing director objects thereto.

4.

A majority of the meetings of the Executive Committee meetings are held at the offices of the Company, but may take place elsewhere, as decided by the chairperson. In addition, meetings may be conducted by telephone or via videoconferencing facilities provided that each member of the Executive Committee taking part in such meeting is able to hear the deliberations and can be heard by the other members of the Executive Committee, and no member of the Executive Committee objects thereto.

5.

The CEO shall chair the meetings of the Management Board and Executive Committee. He or she shall determine the sequence in which the items on the agenda shall be dealt with, as well as the rules and sequence of voting. With due observance of the convocation periods as set out in Section 6 paragraph 1 and 2, each managing director and, if applicable, member of the Executive Committee shall have the right to request that any items he or she may propose be put on the agenda. Should the CEO be unable to attend, the deputy chairperson shall serve as his or her proxy in preparing, convening and chairing Management Board and Executive Committee meetings.

6.

If the Management Board consists of only two managing directors, it only has a quorum if all of its managing directors entitled to vote participate in the vote. If the Management Board consists of more than two managing directors, the Management Board has a quorum, if all of its managing directors have received the invitation to the Management Board meeting and at least half of its managing directors entitled to vote participate in adopting resolutions by submitting their vote. Managing directors that are unable to attend the Management Board meeting, may participate in passing resolutions by submitting their vote to another managing director prior to or during the Management Board meeting by a written power of attorney, each time for a particular Management Board meeting (throughout these Rules written means in writing or in a reproducible manner by electronic means of communication, unless impermissible under applicable laws). Votes cast by telephone shall be confirmed in written form. Votes, which are submitted later, also count towards the participation in the vote of passing the resolutions. They are only admissible, if the chairperson of the meeting allows them and sets a deadline for their submission.

7.

The Executive Committee only has a quorum if one of the managing directors is present at the meeting. Members of the Executive Committee that are unable to attend the Executive Committee meeting, may participate in passing resolutions by submitting their vote to another member of the Executive Committee prior to or during the Executive Committee meeting by a written power of attorney, each time for a particular Executive Committee meeting. Votes cast by telephone shall be confirmed in written form.

8.

The Management Board and Executive Committee may adopt resolutions outside a formal meeting provided that this is done in writing, by telefax, or by electronic mail and provided that (i) all managing directors and, if applicable, all members of the Executive Committee entitled to vote have agreed with this method of decision-making; (ii) have expressed themselves regarding the proposal concerned in writing; and (iii) for resolutions of the Executive Committee, all managing directors have voted in favour of the proposed resolution. The adoption of Management Board and Executive Committee resolutions outside a meeting must be reported at the following meeting of the Management Board and Executive Committee, respectively.

9.

The Management Board retains the authority to, at all time and in all circumstances, as the case may be, adopt resolutions without the participation of other members of the Executive Committee, provided that the Management Board will not do so structurally without the approval of the Supervisory Board.

10.

The Management Board shall ensure that its resolutions are passed unanimously. Should unanimity not be achievable, a simple majority of the managing directors entitled to vote may adopt resolutions, unless otherwise prescribed by the Articles of Association or by law. Each managing director may cast one vote. Blank votes, invalid votes and abstentions will be deemed not to have been cast. In the event of a tie, the proposal is rejected.

11.

The Executive Committee shall ensure that its resolutions are passed unanimously. Should unanimity not be achievable, resolutions of the Executive Committee are adopted by a simple majority of the members of the Executive Committee entitled to vote, compromising the majority of the managing directors present or represented. As a result, no valid resolutions of the Executive Committee may be passed without the affirmative vote of the majority of the managing directors present or represented. Each member of the Executive Committee may cast one vote. Blank votes, invalid votes and abstentions will be deemed not to have been cast. In the event of a tie in de votes of the members of the Executive Committee or of the managing directors, the proposal is rejected.

12.

The chairperson of the meeting shall appoint a secretary of the meeting to take minutes of the proceedings of such Management Board and Executive Committee meeting. The secretary may but does not need to be member of the Management Board or Executive Committee. Minutes shall be kept of the Management Board and Executive Committee meetings in the English language and shall be adopted at a subsequent meeting of the Management Board or Executive Committee. Adopted minutes shall be evidence of the proceedings.

13.	The CEO may invite other persons to attend Management Board or Executive Committee meetings in whole or in part.
14.

If there is insufficient consensus at the Management Board or Executive Committee meeting about a certain item on the agenda, the chairperson of the meeting may postpone the consideration of the matter until a subsequent Management Board or Executive Committee meeting.

15.

In choosing the location, the organization and the holding of Management Board and Executive Committee meetings and allowing participation through electronic means of communication as well as the organization and the adoptions of resolutions outside of formal meetings, due observance shall be given to (i) the fact that the Company shall maintain its place of effective management within the meaning of Article 4 para. 3 of the Convention between the Federal Republic of Germany and the Kingdom of the Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income as of 12 April 2012 in Germany; and (ii) that it shall be a resident of the Federal Republic of Germany for German corporate income tax purposes.

§ 7

Transactions Requiring Approval of the Supervisory Board

1.

The following acts, actions and measures of the Company require the prior written approval of the Supervisory Board, unless approved in the business plan or annual budget of the Company for the relevant year or if it is part of the ordinary course of business of the Company:

a)	entering into new lines of business or discontinuing existing lines of business;

b)

all transactions between the Company and any natural or legal persons who directly or indirectly hold at least 10% of the shares or American Depositary Receipts in the Company that are of material significance to the Company and/or such persons;

c)	all transactions in which there are conflicts of interest with managing directors that are of material significance to the Company and/or the relevant managing directors;
d)	all transactions in which there are conflicts of interest with supervisory directors that are of material significance to the Company and/or the relevant supervisory directors;
e)	the purchase or sale of real estate;
f)

the offer and issuance of shares and other securities of the company, including without limitation the filing of any registration statement or prospectus for the offer and sale of shares and other securities of the company with any securities regulatory agency of any governmental authority and the limitation or suspension of pre-emptive rights on a share issue;

g)	the purchase, sale or incorporation of participations, permanent establishments or joint ventures;
h)	the incurrence or guarantee of any indebtedness;
i)	the hiring, dismissal or modification of an employment agreement of any executive employee;
j)	the approval of the budget of the company and its direct and indirect subsidiaries, including the investment and personnel budget as well as the related financing plan;
k)	any related party transaction;
l)	acquiring shares in share capital of the company in return for valuable consideration;
m)	the commissioning of external management, corporate, strategy or other consultants;
n)	the conclusion of, or amendment to, land lease or rental agreements in relation to real estate, buildings or similar objects;
o)	capital expenditures for fixed assets, unless the relevant measure is covered by another item of this paragraph;
p)	the conclusion or amendment of transactions between the company and any managing director, as well as persons or companies associated with a managing director;
q)	the conclusion, amendment or termination of agreements concerning financial derivative transactions;
r)	the creation, amendment or termination of the Company’s employee incentive compensation plans and equity based compensation plans; and
s)

until completion of the wind down plan in respect of the OFS Activities (as defined below), envisaged by [•], any material amendments to the wind down plan in respect of the OFS activities, being (i) the provision by YOOX Net-a-Porter Group S.p.A., a joint stock company (società per azioni) incorporated under the laws of Italy, or any of its subsidiaries, of B2B services to certain luxury brands to set-up and power their own e-commerce destinations, including online and mobile store development, including, in each case, all related and supporting activities thereto (the “OFS Services”), and (ii)

the third party agreements, in each case with any amendments or related agreements thereto, entered into for the purpose of transition and decommissioning of OFS Services (the “OFS Agreements”, and together with the OFS Services, the “OFS Activities”).

2.

The Supervisory Board may decide that a resolution as referred to in paragraph 1 under a), e), h), i), m), n), o) of this Section only requires its approval if the monetary amount involved exceeds a certain value that has been determined by the Supervisory Board and reported to the Management Board in writing.

3.

The Supervisory Board is also authorized to make subject to its approval resolutions by the Management Board other than those set forth in paragraph 1 of this Section. Any such resolution extents to resolutions taken by the Executive Committee also and must be clearly described and reported to the Management Board in writing. The Management Board shall inform the Executive Committee of such resolutions.

4.	The absence of approval as defined in this Section will not impair the representative authority of the Management Board or of its managing directors.

§ 8

Information of the Supervisory Board

1.

The Management Board shall provide the necessary means for the Supervisory Board to obtain the information necessary for the proper performance of its duties from officers and external advisors of the Company.

2.

In relation to the provision of information and the exercise of duties and powers by the Supervisory Board and the supervisory directors and its committees, the Management Board and the managing directors, shall act in accordance with the provisions applying to the Management Board and the managing directors under or pursuant to these Rules, the rules of procedure of the Supervisory Board, the charters of the committees of the Supervisory Board, the Articles of Association and applicable laws and regulations.

3.

Within the scope of its reporting, the Management Board regularly informs the Supervisory Board, especially in the Supervisory Board’s meetings, without delay and comprehensively, of, in particular, fundamental issues of the Company’s and its subsidiaries’ and joint ventures’ business planning (in particular financial, investment and personnel planning) as well as the assets, liabilities, financial and profit situation, profitability and business development. In doing so, the Management Board shall address deviations from previously formulated plans and targets, indicating the reasons therefor. The reporting of the Management Board also has to contain information on the risk situation, risk management, risk controlling as well as on compliance.

4.

The Management Board shall timely provide the Supervisory Board with the information necessary for the performance of its duty and shall also provide the Supervisory Board with such information and reports as the Supervisory Board or the Chairperson of the Supervisory Board may request from time to time.

§ 9

Conflicts of Interest

1.	The managing directors shall avoid, as much as possible, all conflicts of interest between themselves and the Company.
2.

A managing director may not participate in the deliberation and the decision-making process of the Management Board if it concerns a subject in which this managing director has a direct or indirect personal interest which conflicts with the interest of the Company and the enterprise affiliated with it. In such event, the other managing directors shall be authorised to adopt the resolution (without prejudice to any quorum and/or qualified majority requirements). If all managing directors have a conflict of interest as referred to above, the resolution shall be adopted by the Supervisory Board. A managing director shall notify the chairperson of the Supervisory Board and the other managing directors of any actual or potential conflict of interest as soon as possible.

3.

A managing director shall not be deemed to have a conflict of interest with the Company within in the meaning of the Dutch Civil Code by reason only of his or her affiliation with a direct or indirect shareholder of the Company.

4.

The managing directors require the approval of the Supervisory Board for accepting other positions or assignments, especially seats on supervisory, advisory and similar boards, as well as assuming an executive position in another company. This shall not apply to any further positions within LuxExperience Group and to positions, which are assumed upon the initiative of the Company in any of its subsidiaries. The other members of the Executive Committee shall not accept a supervisory, non-executive, advisory or similar directorship as well as an executive position in another company without the prior approval of the Chairperson of the Executive Committee.

5.	Managing directors shall not:
a)	compete with the Company;
b)	demand or accept substantial gifts from the Company for themselves or their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree;
c)	provide unjustified advantages to third parties at the Company’s expense; or
d)

take advantage of business opportunities to which the Company is entitled for themselves or for their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree.

6.	The following transactions require the approval of the Supervisory Board:
a)	entering into a transaction between the Company and a legal entity in which a managing director personally has a material financial interest; or
b)

entering into a transaction between the Company and a legal entity which has a managing director who is related under family law to a managing director, member of the Executive Committee or a supervisory director.

7.	All transactions in which there are conflicts of interest with managing directors shall be agreed on terms that are customary in the market. Decisions to enter into transactions in which there are conflicts of interest with managing directors that are of material significance to the Company and/or the relevant managing directors require the approval of the Supervisory Board in accordance with Section 7 paragraph 1  (c)).

§ 10

Status

1.

These Rules shall be effective as of the date of the Supervisory Board resolution by which these Rules have been implemented and shall remain in force until amended or terminated the Supervisory Board.

2.

Where these Rules are inconsistent with Dutch law or the Articles of Association, Dutch law or, as the case may be, the Articles of Association shall prevail. Where these Rules are in accordance with the Articles of Association but are inconsistent with Dutch law, the latter shall prevail. If one or more provisions of these Rules are or become invalid, this shall not affect the validity of the remaining provisions. The Supervisory Board shall use its best efforts to replace the invalid provisions with provisions which are valid and the effect of which is, given the contents and purpose of these rules of procedure, to the greatest extent possible, similar to that of the invalid provisions.